Exhibit 99.1


Comdisco Announces Fiscal 2005 Financial Results, Dividend to Common
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Stockholders and Payment to Contingent Distribution Rights Holders
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Financial Results

Rosemont, IL- December 14, 2005 - Comdisco Holding Company, Inc. (OTC: CDCO) today reported financial results for its fiscal year ended September 30, 2005. Comdisco emerged from Chapter 11 bankruptcy proceedings on August 12, 2002 and, under its Plan of Reorganization, its business purpose is limited to the orderly sale or run-off of all its remaining assets.

Operating Results: For the fiscal year ended September 30, 2005, the company reported net earnings of approximately $29 million, or $7.06 per common share (basic and diluted). The per share results for Comdisco Holding Company, Inc. are based on 4,067,136 shares of common stock outstanding on average during the 2005 fiscal year.

For the year ended September 30, 2005, total revenue decreased by 66 percent to $37 million. Net cash used by operating activities was $4 million compared to net cash provided by operating activities of $134 million for the year ended September 30, 2004.

Total assets decreased by 37 percent to $125 million as of September 30, 2005 from $199 million at September 30, 2004. The decrease in total assets was primarily the result of cash distributions (a combined total of $90 million) to stakeholders (both shareholders and contingent distribution rights holders) in December 2004 and March 2005. The $125 million of total assets as of September 30, 2005 included $103 million of unrestricted cash.

As a result of bankruptcy restructuring transactions, adoption of fresh-start reporting and multiple asset sales, Comdisco Holding Company, Inc.'s financial results are not comparable to those of its predecessor company, Comdisco, Inc. Please refer to the company's annual report on Form 10-K filed on December 14, 2005 for complete financial statements and other important disclosures.


Dividend and Contingent Distribution Rights Distribution Information

Comdisco Holding Company, Inc. also announced today that its Board of Directors has declared a cash dividend of $5.00 per share on the outstanding shares of its common stock, payable on January 6, 2006 to common stockholders of record on December 27, 2005. Comdisco Holding Company has approximately 4.0 million shares of common stock outstanding. Comdisco Holding Company intends to treat the dividend distribution for federal income tax purposes as one in a series of liquidating distributions in complete liquidation of the company. Comdisco Holding Company, Inc. cannot accurately predict the timing and amount of any future dividend distributions, due to, among other factors, its limited business purpose and declining asset base.


Comdisco Holding Company, Inc. also announced today that it will make a cash payment of $.0365 per right on the contingent distribution rights (OTC:
CDCOR), payable on January 6, 2006 to contingent distribution rights holders of record on December 27, 2005. Comdisco Holding Company has approximately
152.3 million contingent distribution rights outstanding.

Contingent Distribution Rights - Effect on Common Stock
The plan of reorganization (the "Plan") of the company's predecessor, Comdisco, Inc., entitles holders of Comdisco Holding Company's contingent distribution rights to share at increasing percentages in proceeds realized from Comdisco Holding Company's assets after the minimum percentage recovery threshold was achieved in May, 2003. The amount due contingent distribution rights holders is based on the amount and timing of distributions made to former creditors of the company's predecessor, Comdisco, Inc., and is impacted by both the value received from the orderly sale or run-off of Comdisco Holding Company's assets and on the resolution of disputed claims still pending in the bankruptcy estate of Comdisco, Inc.

As the disputed claims are allowed or otherwise resolved, payments are made from funds held in a disputed claims reserve established in the bankruptcy estate for the benefit of former creditors of Comdisco, Inc. Since the minimum percentage recovery threshold has been exceeded, any further payments from the disputed claims reserve to former creditors of Comdisco, Inc. entitle holders of contingent distribution rights to receive payments from Comdisco Holding Company, Inc. The amounts due to contingent distribution rights holders will be greater to the extent that disputed claims are disallowed. The disallowance of a disputed claim results in a distribution from the disputed claims reserve to previously allowed creditors that is entirely in excess of the minimum percentage recovery threshold. In contrast, the allowance of a disputed claim results in a distribution to a newly allowed creditor that is only partially in excess of the minimum percentage recovery threshold. Therefore, any disallowance of the remaining disputed claims would require Comdisco Holding Company, Inc. to pay larger cash amounts to the contingent distribution rights holders that would otherwise be distributed to common shareholders.



About Comdisco
Comdisco emerged from chapter 11 bankruptcy proceedings on August 12, 2002. The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Pursuant to Comdisco's plan of reorganization and restrictions contained in its certificate of incorporation, Comdisco is specifically prohibited from engaging in any business activities inconsistent with its limited business purpose. Accordingly, within the next few years, it is anticipated that Comdisco will have reduced all of its assets to cash and made distributions of all available cash to holders of its common stock and contingent distribution rights in the manner and priorities set forth in the Plan. At that point, the company will cease operations and no further distributions will be made. The company filed on August 12, 2004 a Certificate of Dissolution with the Secretary of State of the State of Delaware to formally extinguish Comdisco Holding Company, Inc.'s corporate existence with the State of Delaware except for the purpose of completing the wind-down contemplated by the Plan.



Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended September 30, 2005. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.



Contacts:


Mary Moster
312-565-3900
mcmoster@comdisco.com